Exhibit 99.1

N E W S    R E L E A S E

Contact:

Jenny Kobin

Vice President, Investor Relations

904-332-3287

PSS WORLD MEDICAL ANNOUNCES CLOSING OF EXCHANGE OFFER

FOR 6.375% SENIOR NOTES DUE 2022

Jacksonville, Florida (August 3, 2012) – PSS World Medical, Inc. (NasdaqGS:PSSI) announced today the closing of its offer to exchange $250 million of outstanding 6.375% Senior Notes due 2022 issued in a private placement on February 24, 2012 (the “old notes”) for an equal principal amount of newly issued 6.375% Senior Notes due 2022, which have been registered under the Securities Exchange Act of 1933, as amended (the “new notes”).

The exchange offer expired at 5:00 p.m., New York City time, on July 30, 2012, with $250 million in aggregate principal amount of the old notes, representing 100% of the old notes, having been validly tendered in exchange for an equal amount of new notes.

This press release is not an offer to buy or sell or the solicitation of an offer to buy or sell any of the securities described herein, nor shall there be any offer, solicitation or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The exchange offer was made only pursuant to the exchange offer documents that were distributed to holders of the old notes, including the prospectus dated June 29, 2012 and the related letter of transmittal.

About PSS World Medical

PSS World Medical, Inc. markets and distributes medical products and services to front-line caregivers throughout the United States. With 4,000 team members, PSS is a leader in the markets it serves with innovative approaches to customer service and operational excellence. Its stated purpose is to strengthen the clinical success and financial health of caregivers by solving their biggest problems. The Company is focused to accelerate growth in four markets – Physician, Laboratory, Dispensing, and Home Care & Hospice – with products and solutions that deliver high quality, cost effective, and convenient patient care.

-END-